EXHIBIT 1

Press Release

Group Software Acquires Assets of Digital Archiving and Retrieval Company Result is Major Expansion and Enhancement of Group 1’s DOC1 Customer Communications Management Suite	Date: Wednesday, December 05, 2001 Contact: Mark Funston Phone: (301) 731-2300 E-mail: mark_funston@g1.com

Lanham, MD — Group 1 Software (Nasdaq: GSOF), a leading provider of customer relationship management (CRM)-enabling software solutions, announced today that it has completed the acquisition of assets of Toronto-based Vision-R eTechnologies, a provider of highly scalable electronic archive and retrieval software solutions. The acquisition adds next-generation, real-time storage, compression and high-speed retrieval of business documents to Group 1’s leading DOC1 customer communications management suite.

The comprehensive DOC1 suite permits enterprise-wide creation and management of highly personalized customer communications and messaging campaigns for multi-channel delivery. The addition of Vision-R’s highly scalable technology to the DOC1 suite offers the ability to archive and view millions of documents and maintain years of historical billing and statement data online. The system, named DOC1 Archive, employs next-generation compression and indexing techniques and utilizes industry-standard hardware, thereby minimizing the investment traditionally required in storage and host platforms.

DOC1 Archive’s functionality provides consumers as well as customer care representatives instantaneous access via a Web browser or online to DOC1-generated bills and statements. The result is enhanced operational efficiency and improved customer service and support. The technology can also accept documents from other composition systems. Vision-R’s technology has been proven across a variety of industries where thousands of users require instant access to customer documents and reports. The company’s customer base includes such notable organizations as Prudential Insurance, Enbridge Gas and Toronto Dominion Bank.

“Vision-R provides us with technology and talented individuals that significantly complement and strengthen our DOC1 solutions,” said Bob Bowen, CEO of Group 1 Software. “Vision-R adds proven, powerful storage and retrieval capabilities to our end-to-end document generation and delivery suite. As with our recent acquisitions of TriSense Software and HotData, Group 1’s financial strength continues to allow us to make strategic acquisitions that extend our core technology.”

“Solutions that provide enterprise-wide, high-speed access to critical customer documents via both rich client and the Web are of increasing value to customer-focused organizations,” said Andy Warzecha, Senior Vice President, META Group. “By using industry-standard hardware for archive and retrieval and employing sophisticated compression and indexing techniques, businesses can potentially minimize investment required in storage and host platforms, thus lowering total cost of ownership.”

DOC1 Archive is currently available as a standalone storage and retrieval solution, with an early release planned of a version fully integrated with other components of the DOC1 suite. The acquisition is expected to be accretive to earnings within twelve months.

Group 1 Software (Nasdaq: GSOF) is a leading provider of customer relationship management (CRM)-enabling software solutions for data quality, marketing automation, customer communications management and direct marketing applications. Group 1’s software systems and services enable 2,500 customers worldwide to market smarter by helping them find, reach and keep customers. Founded in 1982 and headquartered in Lanham, Maryland, Group 1’s solutions are utilized by leaders in the financial services, banking, retail, telecommunications, utilities, e-commerce, and insurance industries. The company’s customer base includes such recognized names as AT&T, Charles Schwab, Entergy, GEICO, L.L. Bean, MCI WorldCom, Wal-Mart and Wells Fargo. For more information about Group 1, visit the company’s Web site at http://www.g1.com.

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This press release contains statements relating to future plans, events and performance. In this current instance, this entire release deals with a future event, the closing of a transaction. Further specific forward-looking statements contain such words as “expected to be.” Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for products and services, development of markets for the company’s products and services and other risks identified in Group 1’s SEC filings. Group 1’s actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which address the conditions as they are found on the date of this press release. Group 1 undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of unanticipated events. Group 1 Software and DOC1 are registered trademarks of Group 1 Software, Inc. All other brand names, trademarks and registered trademarks are the property of their respective owners.

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